Exhibit 21

List of Subsidiaries of Swiss Amry Brands, Inc.
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Excelsior Advertising, Inc.

Forcan, Inc.

The Forschner Group (Suisse) SA

Swiss Army Brands, Ltd.

Swiss Army, Inc.

Victorinox Watch Importing Corporation

Forschner Watch Repair, Inc.